Exhibit 99.1

Clearwater Paper Adds New Board Member

Richard D. Peach Joins Board

SPOKANE, Wash.--(BUSINESS WIRE)--March 1, 2018--Clearwater Paper Corporation (NYSE: CLW) today announced that Richard D. Peach has been appointed to the company’s board of directors, effective March 1, 2018. Mr. Peach will serve as a member of the audit committee.

“We are excited to welcome Richard to our board and look forward to his perspectives and contributions,” said Beth E. Ford, chair of the board. “Richard's deep knowledge of finance, operations, and business strategy, as well as his accounting expertise and experience in working with cyclical industries, will be invaluable to Clearwater Paper.”

Mr. Peach currently serves as the senior vice president, chief financial officer, and chief of corporate operations for Schnitzer Steel Industries, Inc. (NASDAQ: SCHN), a manufacturer of recycled metal and finished steel products. He began his career at Schnitzer Steel as deputy chief financial officer in March 2007 and became chief financial officer in December 2007.

Mr. Peach has been appointed to the class of directors whose term of office will expire at the 2019 annual meeting, when it is expected he will be nominated for election to a three-year term. With these additions, Clearwater Paper’s board now consists of eight directors, seven of whom meet New York Stock Exchange standards for independence.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and nominations of the new directors. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

CONTACT:
Clearwater Paper Corporation
(News media), Shannon Myers, 509-344-5967
(Investors), Robin Yim, 509-344-5906